UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2026

Bluerock Homes Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-41322	87-4211187
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

919 Third Avenue, 40th Floor

New York, NY 10022

(Address of principal executive offices)

(212) 843-1601

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	BHM	NYSE American

Check the appropriate box below if the Form 8 - K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(d)        On October 19, 2026, the Board of Directors (the "Board") of Bluerock Homes Trust, Inc. (the “Company”) increased the number of directors serving on the Board from five (5) to six (6) members pursuant to the Company’s Bylaws. Based upon the recommendation of its Nominating and Corporate Governance Committee, the Board elected Michael L. Konig as a director to fill the vacancy resulting from such increase. Mr. Konig will serve until the Company’s 2027 annual meeting of stockholders and until a successor is duly elected and qualifies, or until his earlier death, resignation or removal. The Company intends to nominate Mr. Konig for election to the Board at the Company’s 2027 annual meeting of stockholders. The Board determined that Mr. Konig is an independent director under the listing standards of the NYSE American and the rules and regulations of the Securities and Exchange Commission. In connection with his election to the Board, Mr. Konig was also appointed to the Board’s Compensation Committee and its Nominating and Corporate Governance Committee.

Mr. Konig, through his wholly-owned limited liability company, Konig & Associates, LLC, served as Chief Legal Officer and Secretary of Bluerock Residential Growth REIT, Inc. from October 2017 through October 2022. Previously, Mr. Konig served as Chief Operating Officer, General Counsel and Secretary of both Bluerock Residential Growth REIT, Inc. and BRG Manager, LLC, its then external manager, from November 2013 through October 2017, and as Senior Vice President and General Counsel of Bluerock Residential Growth REIT, Inc. and its former advisor from August 2008 through November 2013. Mr. Konig joined Bluerock Real Estate, LLC in 2004 and served in various senior legal and management capacities for it and its affiliates, including as General Counsel of Bluerock, and served as Chief Legal Officer of the advisor of Bluerock Total Income + Real Estate Fund from October 2012 through May 2018. Mr. Konig has over 30 years of experience in law and business. Mr. Konig was an attorney at the firms of Ravin Sarasohn Cook Baumgarten Fisch & Baime from September 1987 to September 1989, and Greenbaum Rowe Smith & Davis from September 1989 to March 1997, representing borrowers and lenders in numerous financing transactions, primarily involving real estate, distressed real estate and Chapter 11 reorganizations, as well as a broad variety of litigation and corporate law matters. From 1998 to 2002, Mr. Konig served as legal counsel, including as General Counsel, at New World Restaurant Group, Inc. (now known as Einstein Noah Restaurant Group, Inc.). From 2002 to December 2004, Mr. Konig served as Senior Vice President of Roma Food Enterprises, Inc. where he led operations and the restructuring and sale of the privately held company with approximately $300 million in annual revenues. Mr. Konig received a J.D. degree cum laude in 1987 from California Western School of Law, located in San Diego, California, an M.B.A. degree in Finance in 1988 from San Diego State University and a Bachelor of Commerce degree in 1982 from the University of Calgary. Mr. Konig has been retired since 2022.

Mr. Konig does not have any family relationships with any director or executive officer of the Company. There is no arrangement or understanding between Mr. Konig and any other persons pursuant to which Mr. Konig was selected as a director, and there are no transactions involving Mr. Konig requiring disclosure under Item 404(a) of Regulation S-K.

As a member of the Board and certain of its committees, effective as of October 19, 2026, Mr. Konig will participate in the Company’s standard non-employee director compensation program (prorated for the length of his service during the current Board term), as described further under “Compensation of Directors” in the Company’s Definitive Proxy Statement on Schedule 14A for the Company’s 2026 annual meeting of stockholders, filed with the Securities and Exchange Commission (the “SEC”) on April 14, 2026.

In connection with his election to the Board, the Company expects to enter into an indemnification agreement with Mr. Konig in substantially the form entered into by the Company with its other directors and previously filed by the Company with the SEC. The indemnification agreement will require the Company to indemnify Mr. Konig to the fullest extent permitted by the Maryland General Corporation Law. The foregoing description of the indemnification agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the indemnification agreement, which will be filed by the Company as an exhibit to a future filing with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEROCK HOMES TRUST, INC.

Date: October 22, 2026	By:	/s/ Christopher J. Vohs
Christopher J. Vohs
Chief Financial Officer and Treasurer